UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________________________________________
FORM 8-K
______________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2014

Shiloh Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683

(State of Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

880 Steel Drive, Valley City, Ohio 44280
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
+1(330) 558-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Shiloh Industries, Inc. (the “Company”) and Shiloh Holdings Netherlands B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Dutch Borrower” and together with the Company, each a “Borrower” and collectively, the “Borrowers”) entered into a Third Amendment Agreement, dated September 29, 2014 (the “Third Amendment”), of its Credit and Security Agreement, as amended (the “Credit Agreement”), with Bank of America, N.A., as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, LLC as Joint Lead Arrangers and Joint Book Managers, The PrivateBank and Trust Company, Compass Bank and Citizens Bank, N.A., as Co-Documentation Agents, and the other lender parties thereto. The Third Amendment amends the Credit and Security Agreement entered into among the same parties on October 25, 2013 and amended on December 30, 2013 and June 26, 2014 (the "Existing Credit Agreement").

The Third Amendment extends the commitment period to September 29, 2019 and increases the Company's revolving line of credit to $360 million which is comprised of two aggregate revolving commitments. Aggregate Revolving A commitments amount to $235 million and aggregate Revolving B commitments amount to $125 million, subject to the Company's pro forma compliance with financial covenants, the administrative agent's approval and the Company obtaining commitments for such increase.

Borrowings under the Credit Agreement bear interest, at the Company's option, at LIBOR or the base (or “prime”) rate established from time to time by the administrative agent, in each case plus an applicable margin. The Third Amendment provides for an interest rate margin on LIBOR loans of 2.0% and a 1.0% on base rate loans through January 31, 2015. Thereafter, the interest rate margin on LIBOR loans will be 1.5% to 2.5% and on base rate loans will be 0.25% to 1.5%, depending on the Company's leverage ratio.

The Third Amendment also amends the maximum consolidated leverage ratio. The Third Amendment has increased the permitted leverage ratio from 3.0 to 3.5 in certain circumstances for a limited period of time following a material acquisition.

The above summary of the Third Amendment is qualified in its entirety by reference to the Third Amendment is incorporated herein by reference.

The description of the Purchase Agreement under Item 2.01 is incorporated into this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Asset Purchase Agreement

On September 30, 2014, the Company, through a wholly-owned subsidiary, consummated the transactions contemplated by the Asset Purchase Agreement, dated September 30, 2014 (the “Purchase Agreement”), among Radar Industries, Inc., a Michigan corporation (“Seller”), and Radar Mexican Investments, LLC, a Michigan limited liability company (“Seller”). The Sellers are producers of engineered metal stampings and machined parts for the motor vehicle industry. The final purchase price for the asset acquisition, funded in cash, was $57.9 million, including the payment of certain debt of approximately $13.7 million.

The Purchase Agreement contains customary representations and warranties and covenants by each party. Both parties are obligated, subject to certain limitations, to indemnify the other under the Purchase Agreement for certain matters, including breaches of representations, warranties and covenants.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Third Amendment set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statement of Business Acquired

Upon completion of its analysis, the Company determined that it is not required to file financial statements with respect to the business acquired.

(b) Pro Forma Financial Information

Upon completion of its analysis, the Company determined that it is not required to file pro forma financial information with respect to the business acquired.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014	SHILOH INDUSTRIES, INC. By: /s/ Thomas M. Dugan Name: Thomas M. Dugan Title: Vice President of Finance and Treasurer